EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Timeline, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-4386 and 333-2190) on Form S-8 of Timeline, Inc. of our report dated May 9, 2004, with respect to the consolidated balance sheets of Timeline, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for the years then ended, which report appears in the March 31, 2004, annual report on Form 10-KSB of Timeline, Inc.

Our report dated May 9, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses and has an accumulated deficit at March 31, 2004, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
June 18, 2004